Exhibit 99.1

Lode-Star Mining, INC 1 East Liberty Street, Suite 600 Reno, NV 89501 Tel -1-775-234-5443

LODESTAR APPOINTS SAMUEL STERNHEIM to the BOARD of DIRECTORS

Reno, January 14, 2022 – Lode-Star Mining Inc. (“Lode-Star”, the "Company" or "We") (OTCQB:LSMG) is pleased to announce that in connection with the acquisition of Sapir Pharmaceuticals, Inc (announced December 30, 2021) it has appointed Mr. Samuel Sternheim as a member of the Board of Directors effective January 14, 2022. Mr. Sternheim will also be assuming the roles of Corporate Secretary, Chief Financial Officer and Treasurer.

Mr. Sternheim started his career as a financial advisor working with high net worth individuals and advising on wealth management. He then actively managed multiple businesses while working for a family office in NY. He is a director of Sapir Pharmaceuticals, and has been CFO of Sapir since 2015, where he has overseen fundraising, numerous acquisitions and licensing ventures globally.

Mark Walmesley, President stated “We are excited to welcome Samuel to our board of directors. He brings years of leadership in key areas, such as, strategy implementation, and technology development, that are vital to our future operations. His counsel and expertise will bring energy to our board enhancing mission-critical solutions to better serve our shareholders.”

About Lode-Star Mining Inc.

Lode-Star Mining Inc., traded on the OTC Markets' OTCQB marketplace under the symbol LSMG, is a U.S.-based junior-tier mining company focused on the exploration, development, and production of North American mineral assets.

LSMG is the operator of the Goldfield Bonanza property, acquired under an option for development on December 11, 2014 from Lode Star Gold, INC, a private Nevada corporation. Please visit LSMG’s OTC Markets Overview page for more information.

The technical information disclosed within this document has been reviewed and approved by Thomas Temkin, COO/Chief Geologist, and a director of Lode-Star Mining, Inc. Mr. Temkin, CPG-11129, is a qualified person as defined in NI 43-101.

About Lode Star Gold, INC

Lode Star Gold, INC is a private, family run, S Corp and is the largest share holder of Lode-Star Mining, Inc. All claim ownership, funding and work performed on the Goldfield Bonanza property has been executed by Lode Star Gold, INC since 1999. Lode Star Gold, INC's President is Lonnie Humphries and Mark Walmesley is the company's CFO.

Contacts for Lode-Star Mining, INC

Mark Walmesley

President

Lode-Star Mining Inc.

phone : (775) 234-5443

e-mail : info@lode-starming.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.